Exhibit 99.1

Universal Declares Regular and Special Cash Dividends

Fort Lauderdale, Fla., November 14, 2022 – Universal Insurance Holdings, Inc. (NYSE: UVE) (“Universal” or the “Company”) announced today that its Board of Directors has declared a regular quarterly cash dividend and a special cash dividend, together totaling 29 cents per share of common stock, payable December 16, 2022 to shareholders of record as of the close of business on December 9, 2022. The 29 cent per share dividend consists of a regular quarterly cash dividend of 16 cents per share and a special cash dividend of 13 cents per share, bringing the total regular and special dividends declared in 2022 to 77 cents per share.

About Universal
Universal Insurance Holdings, Inc. (NYSE: UVE) is a holding company offering property and casualty insurance and value-added insurance services. We develop, market, and write insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management and distribution. We sell insurance products through both our appointed independent agents and through our direct online distribution channels in the United States across 19 states (primarily Florida). Learn more at universalinsuranceholdings.com.

Investors/Media:
Arash Soleimani, CFA, CPA
Chief Strategy Officer
954-804-8874
asoleimani@universalproperty.com